Exhibit 99.1
DigitalOcean Announces Second Quarter 2023 Financial Results
Revenue grew 27% to $170 million
Loss from Operations was $1.5 million and Adjusted EBITDA was $72 million
$64 million of Operating Cash Flow and $45 million of Adjusted Free Cash Flow

NEW YORK, August 3, 2023 – DigitalOcean Holdings, Inc. (NYSE: DOCN), the cloud for startups and SMBs, today announced results for its second quarter ended June 30, 2023.
“We made good progress in the quarter, accelerating our profitability margins towards our long-term targets while delivering solid revenue growth,” said Yancey Spruill, CEO of DigitalOcean. “Our ability to deliver profitable growth regardless of the market growth environment, coupled with our strong balance sheet, enabled us to invest in both organic and exciting inorganic growth levers.”
Second Quarter 2023 Financial Highlights:
•Revenue was $170 million, an increase of 27% year-over-year.
•Annual Run-Rate Revenue (ARR) ended the quarter at $682 million, representing 25% year-over-year growth.
•Gross profit of $102 million or 60% of revenue.
•Loss from operations was $1.5 million and operating margin was (1)%.
•Adjusted EBITDA was $72 million and adjusted EBITDA margin was 43%.
•Cash, cash equivalents, and marketable securities was $551 million as of June 30, 2023.
•Given the tax expense errors described in today’s Form 8-K filing, we are not yet in a position to report second quarter 2023 net income or non-GAAP diluted net income per share or to provide guidance on Q3 or full year non-GAAP diluted net income per share. While we are still finalizing the impact of these errors on our financials, we continue to expect non-GAAP diluted net income per share, pending resolution of tax expense, to be higher than our previously guided range of $0.40 to $0.41. These preliminary non-GAAP diluted net income per share expectations are subject to revision in connection with the finalization of our condensed consolidated financial statements for the period ended June 30, 2023 and the actual results may differ from these preliminary results. See “Restatement of Previously Issued Financial Statements” below for more details.
Second Quarter 2023 Operational Highlights:
•Signed an agreement to acquire Paperspace, a high-performance artificial intelligence (AI)/machine learning platform whose GPU-based offering enables small and medium-sized businesses to test, build, and scale AI models in the cloud. The acquisition closed on July 5, 2023.
•Net Dollar Retention Rate (NDR) was 104%.
•Average Revenue Per Customer (ARPU) was $90.84, an increase of 14% over the second quarter 2022.
•Builders and Scalers, those customers spending more than $50 per month, increased 42% from the second quarter 2022 and their revenue grew 28% year-over-year.
•Repurchased 2,778,382 shares for $103 million for a year to date total of 10,538,355 shares for $369 million in 2023.
Financial Outlook:
Based on information available as of August 3, 2023, for the third quarter of 2023 we expect:
•Total revenue of $172.5 to $174.0 million.

•Adjusted EBITDA margin of 38% to 39%.
•Fully diluted weighted average shares outstanding of approximately 105 to 106 million shares.
For the full year 2023, we expect:
•Total revenue of $680 to $685 million.
•Adjusted EBITDA margin of 38% to 39%.
•Adjusted free cash flow margin in the range of 21% to 22% of revenue.
•Fully diluted weighted average shares outstanding of approximately 105 to 107 million shares.

We will provide Q3 2023 and full year 2023 non-GAAP diluted net income per share estimates once we have finalized our correction of the tax expense errors.
A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis without unreasonable effort due to the uncertainty regarding, and the potential variability of, expenses that may be incurred in the future. For example, stock-based compensation expense-related charges are impacted by the timing of employee stock transactions, the future fair market value of our common stock, and our future hiring and retention needs, all of which are difficult to predict and subject to constant change. Accordingly, a reconciliation is not available without unreasonable effort and we are unable to assess the probable significance of the unavailable information, although it is important to note that these factors could be material to our results computed in accordance with GAAP.
Restatement of Previously Issued Financial Statements:
In connection with the preparation of our unaudited condensed consolidated financial statements for the period ended June 30, 2023, we identified certain errors within the unaudited condensed consolidated financial statements for the quarter ended March 31, 2023 as included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2023 filed on May 9, 2023. Specifically, there were errors in our accounting for income tax expense primarily relating to the calculation of certain capitalized research or experimental expenditures under Section 174 of the Internal Revenue Code of 1986 which impacted our income tax provision (“Section 174 Error”). Primarily as a result of the Section 174 Error, accrued taxes as of March 31, 2023 were overstated and the income tax expense for the three months ended March 31, 2023 was overstated by approximately $18 million. Additionally, the Company is correcting other immaterial errors.
The correction of these errors will reduce our net loss and net loss per share attributable to common stockholders and increase our non-GAAP diluted net income per share for the three months ended March 31, 2023. We intend to file an amendment to our Quarterly Report on Form 10-Q for the three months ended March 31, 2023, which will also include disclosure of an identified material weakness and that our disclosure controls and procedures were not effective as of March 31, 2023. The restatement of these financial statements does not impact our reported revenue, net cash provided by operating activities or adjusted free cash flow and has an immaterial impact to adjusted EBITDA for the three months ended March 31, 2023.
This material weakness also existed as of December 31, 2022 and we will file an amendment to our Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 22, 2023 as Ernst & Young, LLP, our independent registered public accounting firm for the year ended December 31, 2022, has determined that its report on internal control over financial reporting as of December 31, 2022 will be revised to an adverse opinion that internal control over financial reporting was ineffective and will be reissued.
We are still evaluating the impact of these errors for Q2 results and the Q3 and full year forecast and, therefore, we have not included tax expense and net income and the corresponding non-GAAP net income and non-GAAP diluted net income per share in this earnings release.
Conference Call Information:
DigitalOcean will host a conference call today, August 3, 2023, at 4:30 p.m. ET to review its results. The conference call can be accessed by dialing (888) 330-3637 with conference ID 7741047. A live webcast and replay of the conference call can be accessed from the DigitalOcean investor relations website at http://investors.digitalocean.com.
Following the completion of the call, a telephonic replay will be available through August 10, 2023, by dialing (800) 770-2030 with conference ID 7741047.

About DigitalOcean
DigitalOcean simplifies cloud computing so businesses can spend more time creating software that changes the world. With its mission-critical infrastructure and fully managed offerings, DigitalOcean helps developers at startups and small and medium-sized businesses (SMBs) rapidly build, deploy and scale, whether creating a digital presence or building digital products. DigitalOcean combines the power of simplicity, security, community and customer support so customers can spend less time managing their infrastructure and more time building innovative applications that drive business growth. For more information, visit digitalocean.com.
Forward‑Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding our performance, including but not limited to statements in the section titled “Financial Outlook.” The forward-looking statements contained in this release and the accompanying earnings call referenced in this release are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results or outcomes to be materially different from any future results or outcomes expressed or implied by the forward-looking statements. These risks, uncertainties, assumptions, and other factors include, but are not limited to: (1) our recent growth may not be indicative of our future growth; (2) our history of operating losses; (3) our limited operating history; (4) our ability to attract and retain customers and/or expand usage of our platform by such customers; (5) breaches in our security measures allowing unauthorized access to our platform, our data, or our customers’ data; (6) our ability to release updates and new features to our platform and adapt and respond effectively to rapidly changing technology or customer needs; (7) the competitive markets in which we participate; (8) the rapidly evolving laws and industry standards that relate to privacy, data security, liability for service providers regarding the activities of customers, and access to the internet; (9) risks associated with successfully managing our growth; (10) our ability to successfully integrate acquired businesses, including Cloudways and Paperspace, and achieve expected synergies and benefits; (11) general market, political, economic, and business conditions; and (12) the impact of the restatement of the Quarterly Report on Form 10-Q for the three months ended March 31, 2023 described above and the scope of the restatement.
Further information on these and additional risks, uncertainties, assumptions and other factors that could cause actual results or outcomes to differ materially from those included in or contemplated by the forward-looking statements contained in this release are included under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2022, our Quarterly Report on Form 10-Q to be filed for the quarter ended June 30, 2023, and other filings and reports we make with the SEC from time to time.
We operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this release. The results, events and circumstances reflected in the forward-looking statements may not be achieved or occur. The forward-looking statements made in this release relate only to events as of the date on which the statements are made. We assume no obligation to, and do not currently intend to, update any such forward-looking statements after the date of this release.
About Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP, we provide investors with non-GAAP financial measures including: (i) adjusted EBITDA and adjusted EBITDA margin; and (ii) adjusted free cash flow and adjusted free cash flow margin. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, adjusted free cash flow is not a substitute for cash provided by operating activities. Additionally, the utility of adjusted free cash flow as a measure of our financial performance and liquidity is further limited as it does not represent the total increase or decrease in our cash balance for a given period. Our calculations of each of these measures may differ from the calculations of measures with the same or similar titles by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth in the tables in the section “Reconciliation of GAAP to Non-GAAP Data.”

Adjusted EBITDA and Adjusted EBITDA Margin
Due to the errors as described above, we have not yet finalized net income (loss) and therefore, have reconciled adjusted EBITDA and adjusted EBITDA margin to operating loss and operating margin, respectively. This change in reconciliation does not impact the adjusted EBITDA and adjusted EBITDA margin calculation, and the errors as described above will have an immaterial impact adjusted EBITDA or adjusted EBITDA margin. For this release and until we finalize the impact of the tax errors, we define adjusted EBITDA as loss from operations, adjusted to exclude depreciation and amortization, stock-based compensation, acquisition related compensation, acquisition and integration related costs, restructuring and other charges, restructuring related charges, and impairment of long-lived assets. We define adjusted EBITDA margin as adjusted EBITDA as a percentage of revenue.
We believe that adjusted EBITDA, when taken together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of adjusted EBITDA is helpful to our investors as it is a measure used by management in assessing the health of our business, determining incentive compensation, evaluating our operating performance, and for internal planning and forecasting purposes.
Our calculation of adjusted EBITDA and adjusted EBITDA margin may differ from the calculations of adjusted EBITDA and adjusted EBITDA margin by other companies and therefore comparability may be limited. Because of these limitations, when evaluating our performance, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including our loss from operations and other GAAP results.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin
Adjusted free cash flow is a non-GAAP financial measure that we define as Net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring related costs, restructuring related charges, and acquisition and integration related costs. Adjusted free cash flow margin is calculated as adjusted free cash flow divided by total revenue.
We believe that adjusted free cash flow and adjusted free cash flow margin are useful indicators of liquidity that provide information to management and investors about the amount of cash generated from our core operations that can be used for strategic initiatives, including investing in our business and selectively pursuing acquisitions and strategic investments. We further believe that historical and future trends in adjusted free cash flow and adjusted free cash flow margin, even if negative, provide useful information about the amount of Net cash provided by operating activities that is available (or not available) to be used for strategic initiatives. One limitation of adjusted free cash flow and adjusted free cash flow margin is that they do not reflect our future contractual commitments. Additionally, adjusted free cash flow does not represent the total increase or decrease in our cash balance for a given period.
Key Business Metrics:
We utilize the key metrics set forth below to help us evaluate our business and growth, identify trends, formulate financial projections and make strategic decisions.
Customers
We divide our customer population into the following categories:
•Testers: users that both (i) spend less than $50 per month and (ii) utilize our platform for three months or less.
•Learners: users that both (i) spend less than or equal to $50 for the month-end period and (ii) have been on our platform for more than three months.
•Builders: users that spend greater than $50 and less than or equal to $500 for the month-end period.
•Scalers: users that spend greater than $500 for the month-end period.
We view Learners, Builders and Scalers as the most appropriate measure of our customer population, and Testers have therefore been excluded from the total customer population count.
While we believe the total number of these customers is an important indicator of the growth of our business and future revenue opportunity, the trends relating to our Builders and Scalers is of particular importance to us as these customers represent a significant majority of our revenue and revenue growth, and they are representative of the SMB customers that grow on our platform and use multiple products.
ARPU
We calculate ARPU on a monthly basis as our total revenue for Learners, Builders and Scalers in that period divided by the number of total Learner, Builder and Scaler customers determined as of the last day of that period, excluding aggregate Testers revenue and total user count from the calculation. For a quarterly or annual period, ARPU is determined as the weighted average monthly ARPU over such three or 12-month period.
ARR
We calculate ARR at a point in time by multiplying the latest monthly period’s revenue by 12. For our ARR calculations, we include the total revenue from all customers, including Testers, Learners, Builders and Scalers.
Net Dollar Retention Rate
We calculate net dollar retention rate monthly by starting with the revenue from the cohort of all customers during the corresponding month 12 months prior, or the Prior Period Revenue. We then calculate the revenue from these same customers as of the current month, or the Current Period Revenue, including any expansion and net of any contraction or attrition from these customers over the last 12 months. The calculation also includes revenue from customers that generated revenue before, but not in, the corresponding month 12 months prior, but subsequently generated revenue in the current month and are therefore reflected in the Current Period Revenue. We include this group of re-engaged customers in this calculation because our customers frequently use our platform for projects that stop and start over time. We then divide the total Current Period Revenue by the total Prior Period Revenue to arrive at the net dollar retention rate for the relevant month. For our net dollar retention rate calculations, we include the total revenue from all customers, including Testers, Learners, Builders and Scalers. For a quarterly or annual period, the net dollar retention rate is determined as the average monthly net dollar retention rates over such three or 12-month period.
Investor Contact
Rob Bradley
investors@digitalocean.com
Media Contact
Spencer Anopol
press@digitalocean.com

DIGITALOCEAN HOLDINGS, INC.
SELECTED BALANCE SHEET ITEMS
(in thousands)
(unaudited)

	June 30, 2023	December 31, 2022
Assets:
Cash and cash equivalents	$120,045	$140,772
Marketable securities	$430,462	$723,462
Accounts receivable, less allowance for credit losses of $5,745 and $6,099, respectively	$57,077	$53,833
Prepaid expenses and other current assets	$34,485	$27,924
Property and equipment, net	$270,707	$273,170
Restricted cash	$1,747	$1,935
Goodwill	$296,579	$315,168
Intangible assets, net	$113,848	$118,928
Operating lease right-of-use assets, net	$166,738	$153,701
Other assets	$5,464	$5,987

Liabilities:
Accounts payable	$9,595	$21,138
Accrued other expenses	$27,886	$33,987
Deferred revenue	$4,985	$5,550
Operating lease liabilities, current	$71,704	$57,432
Long-term debt	$1,474,029	$1,470,270
Operating lease liabilities, non-current	$113,368	$107,693
Other long-term liabilities	$5,495	$3,826

DIGITALOCEAN HOLDINGS, INC.
SELECTED STATEMENT OF OPERATIONS ITEMS
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue	$169,814	$133,882	$334,948	$261,209
Cost of revenue	67,354	47,814	139,233	95,016
Gross profit	102,460	86,068	195,715	166,193
Operating expenses:
Research and development	38,569	36,956	76,841	74,197
Sales and marketing	16,100	18,219	34,331	37,263
General and administrative	48,858	38,838	97,797	76,262
Restructuring and other charges	434	—	21,303	—
Total operating expenses	103,961	94,013	230,272	187,722

Loss from operations	(1,501)	(7,945)	(34,557)	(21,529)

Other income (expense):
Interest expense	(2,112)	(2,095)	(4,301)	(4,154)
Loss on extinguishment of debt	—	—	—	(407)
Interest income and other income, net	7,594	2,112	14,988	2,932
Other income (expense), net	5,482	17	10,687	(1,629)

Income (loss) before income taxes	$3,981	$(7,928)	$(23,870)	$(23,158)

Weighted-average shares
Basic	89,007	102,502	92,327	104,697
Diluted	96,247	102,502	92,327	104,697

DIGITALOCEAN HOLDINGS, INC.
SELECTED STATEMENTS OF CASH FLOW ITEMS
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities
Net cash provided by operating activities	$100,376	$76,473

Investing activities
Capital expenditures - property and equipment	(46,848)	(48,690)
Capital expenditures - internal-use software development	(2,895)	(4,330)
Purchase of intangible assets	—	(4,915)
Cash paid for asset acquisitions	(2,500)	(5,400)
Purchase of available-for-sale securities	(318,238)	(1,257,106)
Maturities of available-for-sale securities	614,044	159,878
Purchased interest on available-for-sale securities	(151)	(1,549)
Proceeds from interest on available-for-sale securities	61	1,370
Proceeds from sale of equipment	236	909
Net cash provided by (used in) investing activities	243,709	(1,159,833)

Financing activities
Payment of debt issuance costs	—	(1,492)
Proceeds related to the issuance of common stock under equity incentive plan	11,669	8,553
Proceeds from the issuance of common stock under employee stock purchase plan	2,797	5,152
Employee payroll taxes paid related to net settlement of equity awards	(10,532)	(19,995)
Repurchase and retirement of common stock	(368,919)	(550,000)
Net cash used in financing activities	(364,985)	(557,782)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(15)	(171)
Decrease in cash, cash equivalents and restricted cash	(20,915)	(1,641,313)
Cash, cash equivalents and restricted cash - beginning of period	151,807	1,715,425
Cash, cash equivalents and restricted cash - end of period	$130,892	$74,112

DIGITALOCEAN HOLDINGS, INC.
RECONCILIATION OF GAAP TO NON-GAAP DATA
(unaudited)
Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2023	2022	2023	2022
GAAP Loss from operations	$(1,501)	$(7,945)	$(34,557)	$(21,529)

Adjustments:
Depreciation and amortization	27,618	24,341	56,531	48,274
Stock-based compensation	36,429	28,183	64,023	54,164
Acquisition related compensation	6,980	—	14,581	—
Acquisition and integration related costs	1,446	214	2,747	168
Restructuring and other charges	434	—	21,303	—
Restructuring related charges(1)	820	—	2,727	—
Impairment of long-lived assets	—	683	553	1,591
Adjusted EBITDA	$72,226	$45,476	$127,908	$82,668
As a percentage of revenue:
Operating margin	(1)%	(6)%	(10)%	(8)%
Adjusted EBITDA margin	43%	34%	38%	32%
___________________
(1)Primarily consists of salary continuation charges.
Due to the errors as described above, we have not yet finalized net income (loss) and therefore, have reconciled adjusted EBITDA and adjusted EBITDA margin to operating loss and operating margin, respectively. This change in reconciliation does not impact the adjusted EBITDA and adjusted EBITDA margin calculation, and the errors as described above will have an immaterial impact adjusted EBITDA or adjusted EBITDA margin.
Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2023	2022	2023	2022
GAAP Net cash provided by operating activities	$64,161	$46,072	$100,376	$76,473
Adjustments:
Capital expenditures - property and equipment	(23,534)	(25,645)	(46,848)	(48,690)
Capital expenditures - internal-use software development	(1,101)	(2,054)	(2,895)	(4,330)
Purchase of intangible assets	—	(4,915)	—	(4,915)
Restructuring related costs	4,665	—	15,926	—
Restructuring related charges(1)	820	—	2,727	—
Acquisition and integration related costs	93	214	1,561	311
Adjusted free cash flow	$45,104	$13,672	$70,847	$18,849
As a percentage of revenue:
GAAP Net cash provided by operating activities	38%	34%	30%	29%
Adjusted free cash flow margin	27%	10%	21%	7%
___________________
(1)Primarily consists of salary continuation charges.